EXHIBIT 5.1

RODRIGUEZ & ASSOCIATES

Raúl N. Rodriguez, Esq.

Kelsey Lantz, Paralegal

1011 Pennsylvania St., Unit B

Denver, Colorado  80203

Telephone: (303) 861-1797	Facsimile: (303) 861-1995
E-mail Address: Raul@RNRodriguez.com

October 1, 2014

Board of Directors

House of Bods Fitness, Inc.

Re:

House of Bods Fitness, Inc.

Form S-1

Board Members:

I have acted as counsel to House of Bods Fitness, Inc., a Delaware corporation (the "Company"), in connection with the filing of this Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), with respect to the registration under the Securities Act of 1933, as amended (the "Act"), for resale, of an aggregate of 8,336,667 shares of the Company's $.0001 par value Common Stock (the "Common Stock"), comprising of up to 1,670,000 shares of $.0001 par value Common Stock on behalf of the Selling Shareholders (the "Outstanding Common Stock") and the offer of 6,666,667 shares of the Company's $.0001 par value Common Stock by the Company.

In my capacity as counsel, I am familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares.  In addition, in connection with the registration of the Shares, I have reviewed such documents and records as I have deemed necessary to enable me to express an opinion on the matters covered hereby, including, but not limited to, certain agreements relating to the authorization, issuance and sale of the Shares and copies of resolutions of the Company's Board of Directors authorizing the issuance of the Shares.

In rendering this opinion, I have (a) assumed (i) the genuineness of all signatures on all documents examined by me, (ii) the authenticity of all documents submitted to me as originals, and (iii) the conformity to original documents of all documents submitted to me as photostatic or confirmed copies and the authenticity of the originals of such copies; and (b) relied on as to matters of fact, statements and certificates of officers and representatives of the Company.

Based upon the foregoing, I am of the opinion that the 1,670,000 shares of Outstanding Common Stock offered by the selling shareholders have been duly authorized, validly issued and are fully paid and non-assessable. In addition, the 6,666,667 shares of Common Stock offered by the Company have been duly authorized to be issued and will be, when sold, validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement. I further consent to being named in the registration statement on Form S-1. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.  The foregoing opinions relate only to matters of the internal law of the State of Delaware without reference to conflict of laws and to matters of federal law, and I do not purport to express any opinion on the laws of any other jurisdiction.  I assume no obligation to supplement this opinion if, after the date hereof, any applicable laws change, or I become aware of any facts that might change my opinions, as expressed herein.

The opinion expressed herein may be relied upon in connection with the registration of the Shares, as contemplated by, and in conformity with, the Registration Statement.

I express no opinion as to compliance with the securities or "blue sky" laws of any state or country in which the Shares are proposed to be offered and sold.

Yours very truly,

/s/ Raul N. Rodriguez

Raul N. Rodriguez, Esq.

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